Exhibit 99.1

Contact: Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Reports Fourth Quarter and Full Year Results

•                  SBH reports fiscal 2016 GAAP EPS of $1.50, up 1% to the prior year

•                  SBH reports fiscal 2016 Adjusted EPS of $1.72, growth of 12%

•                  Consolidated same store sales growth approximately 3%

•                  Delivered 2016 cash flow from operations of $351 million

•                  Repurchased 7.8 million shares during the year totaling $207 million

•                  Donald T. Grimes appointed as CFO and COO

DENTON, Texas, November 15, 2016 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fourth quarter and fiscal year ended September 30, 2016.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“We achieved solid results with full-year adjusted EPS growth of 12%,” said Chris Brickman, President and CEO. “Consolidated same store sales grew almost 3% percent and gross margin expanded 20 basis points despite the unfavorable impact from foreign currency.  Cash from operations of $351 million enabled us to invest in the business and return a substantial portion to our shareholders.  During the year, we opened 152 net new stores and continued to buy our stock, acquiring 7.8 million shares totaling $207 million.

“Looking ahead to 2017, we are excited about our sales driving initiatives in both businesses,” Brickman added.  “In Sally, our in-store investments are mostly behind us and the Sally team is focused on the next phase of customer conversion and engagement.  We believe our BSG business will continue to gain channel share and work towards becoming the indisputable partner of choice for stylists and manufacturers.  Our 2017 financial goals are straightforward.  We expect revenue improvement from consolidated same store sales growth of approximately 3% and organic store openings of 2% to 3%.  Gross margin expansion is anticipated to be 30 to 40 basis points and should offset higher SG&A expenses resulting from the headwinds in labor and IT investments.  We believe the combination of sales growth and gross margin expansion will lead to mid-single digit operating earnings growth.

“Our focus is on delivering these straightforward targets in 2017 and building on that momentum as labor cost inflation and IT spending tapers off in future years. This should allow for SG&A leverage and higher operating earnings growth over time,” Brickman concluded.

Fiscal 2016 Fourth Quarter and Full Year 2016 Financial Highlights

Net Sales:  For the fiscal 2016 fourth quarter, consolidated net sales were $976.4 million, an increase of 1.3% from the fiscal 2015 fourth quarter.  The fiscal 2016 fourth quarter sales increase is primarily attributed to same store sales growth and the addition of new stores.

The impact from unfavorable changes in foreign currency exchange rates in the fiscal 2016 fourth quarter was $12.7 million, or 1.3%.  Consolidated same store sales growth in the fiscal 2016 fourth quarter was 1.2% compared to 3.5% in the fiscal 2015 fourth quarter.

Consolidated net sales for fiscal year 2016 were $3.95 billion, an increase of 3.1% from fiscal year 2015.  Fiscal 2016 sales increased primarily due to same store sales growth and the addition of new stores.  The impact from unfavorable foreign currency exchange in the 2016 fiscal year was $56.4 million, or 1.5%. Consolidated same store sales growth in fiscal year 2016 was 2.9%, flat when compared to fiscal year 2015.

Gross Profit:  Consolidated gross profit for the fiscal 2016 fourth quarter was $483.4 million, an increase of 1.7% over gross profit of $475.3 million for the fiscal 2015 fourth quarter.  Gross profit, as a percentage of sales (gross profit margin), was 49.5%, a 20 basis point improvement from the fiscal 2015 fourth quarter.

For fiscal year 2016, consolidated gross profit was $1.96 billion, an increase of 3.5% over fiscal 2015 gross profit.  Gross profit as a percentage of sales was 49.7%, an increase of 20 basis points when compared to fiscal year 2015.

GAAP and Adjusted Selling, General and Administrative Expenses:  For the fiscal 2016 fourth quarter, consolidated GAAP selling, general and administrative (SG&A) expenses, including charges from the previously disclosed data security incidents of $12.0 million and executive separation expenses of $0.7 million, pre-tax, were $345.5 million or 35.4% of sales, a 110 basis point increase from the fiscal 2015 fourth quarter metric of 34.3% of sales and total SG&A expenses of $330.9 million.

Excluding expenses associated with the previously disclosed data security incidents of $12.0 million, pre-tax, and charges for the executive separation of $0.7 million, pre-tax, adjusted SG&A expenses in the fiscal 2016 fourth quarter were $332.8 million, or 34.1% of sales.

For fiscal year 2016, GAAP SG&A expenses were $1.37 billion, which includes $153.4 million of unallocated corporate expenses and share-based compensation expenses of $12.6 million. SG&A expenses as a percentage of sales was 34.6%, compared to fiscal year 2015 metric of 34.2% of sales and total SG&A expenses of $1.31 billion.

Excluding expenses associated with the data security incidents, management transition expenses, executive separation expenses and an asset impairment charge, adjusted SG&A expenses in fiscal year 2016 were $1.35 billion or 34.1% of sales compared to $1.30 billion or 34.0% in fiscal 2015.

Interest Expense: Interest expense, net of interest income, for the fiscal 2016 fourth quarter was $26.6 million, down $2.5 million from the fiscal 2015 fourth quarter of $29.2 million. This decrease resulted from the Company’s December 2015 redemption in full of its $750 million of 6.875% senior notes due 2019 which were replaced by the issuance and sale of $750 million of 5.625% senior notes due 2025.

For fiscal year 2016, interest expense, net of interest income, was $144.2 million, up $27.4 million from the fiscal year 2015 interest expense of $116.8 million.  This increase is due to a $33.3 million charge from a loss on extinguishment of debt in connection with the Company’s December 2015 long-term debt refinancing and was partially offset by a reduction in interest expense due to lower interest rate from the refinancing.

Provision for Income Taxes:  For the fiscal 2016 fourth quarter, income taxes were $31.6 million.  The effective tax rate for the fiscal 2016 fourth quarter was 37.5% compared to 37.6% for the fiscal 2015 fourth quarter.

For fiscal year 2016, income taxes were $131.1 million versus $143.4 million in fiscal 2015.  The Company’s effective tax rate for fiscal year 2016 was 37.0% compared to 37.9% for fiscal 2015.

In fiscal year 2017, the Company anticipates the effective tax rate to be in the range of 37.5% to 38.5%.

GAAP and Adjusted Net Earnings and Diluted Net Earnings Per Share (EPS) (1):   GAAP net earnings were $52.6 million in the fiscal 2016 fourth quarter, compared to fiscal 2015 fourth quarter net earnings of $56.2 million, down 6.3%.  Excluding charges from data security incidents of $7.4 million, net of tax, and executive separation expenses of $0.4 million, net of tax, adjusted net earnings for the fiscal 2016 fourth quarter were $60.5 million, up 2.2% from adjusted net earnings of $59.2 in the fiscal 2015 fourth quarter.

GAAP and adjusted diluted earnings per share for the fiscal 2016 fourth quarter were $0.36 and $0.41, respectively, compared to GAAP and adjusted fiscal 2015 fourth quarter diluted earnings per share of $0.36 and $0.38, respectively.

In fiscal year 2016, GAAP net earnings were $222.9 million compared to fiscal year 2015 net earnings of $235.1 million, down 5.2% from the prior year.  Excluding special items of $32.6 million, net of tax, adjusted net earnings in fiscal year 2016 were $255.6 million, an increase of 5.6% from the prior year.

GAAP diluted earnings per share in fiscal year 2016 were $1.50 compared to fiscal year 2015 GAAP diluted earnings per share of $1.49, an increase of 0.7%.  Adjusted diluted earnings per share in fiscal 2016 were $1.72, up 12.4% when compared to fiscal year 2015 adjusted diluted earnings per share of $1.53.

Fiscal year 2016 adjusted net earnings includes adjustments of $32.6 million, net of tax, and are described in detail on Schedule E.

Adjusted (Non-GAAP) EBITDA(1):  Adjusted EBITDA for the fiscal 2016 fourth quarter was $153.2 million, an increase of 0.4% from $152.6 million for the fiscal 2015 fourth quarter.

Fiscal year 2016 Adjusted EBITDA was $627.7 million, an increase of 2.5% from $612.4 million in fiscal 2015.

(1)See Supplemental Schedule C, D and E for a reconciliation of these non-GAAP financial measures.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of September 30, 2016, were $86.6 million.  The Company ended fiscal year 2016 with no outstanding borrowings on its asset-based loan (ABL) revolving credit facility.  Borrowing capacity on the ABL facility was approximately $478.4 million at the end of fiscal year 2016.  The Company’s debt, excluding capital leases and unamortized debt issuance costs, totaled $1.8 billion as of September 30, 2016.  Net cash provided by operating activities for fiscal year 2016 was $351.0 million.

During the fiscal 2016 fourth quarter, the Company repurchased (and subsequently retired) a total of 1.7 million shares of its common stock at an aggregate cost of $44.9 million under the Company’s $1 billion share repurchase program.

For the 2016 fiscal year, the Company repurchased (and subsequently retired) a total of 7.8 million shares of its common stock at an aggregate cost of $207.3 million under the Company’s $1 billion share repurchase program.

For the full year ended September 30, 2016, the Company’s capital expenditures, excluding acquisitions, totaled $151.2 million. Capital expenditures for fiscal 2016 exceeded the previously reported guidance range of $125 million to $135 million primarily due to additional store remodels and merchandise resets in the Sally U.S. business.

Working capital (current assets less current liabilities) decreased $11.2 million to $684.2 million at September 30, 2016, compared to $695.4 million at September 30, 2015.  The ratio of current assets to current liabilities was 2.40 to 1.00 at September 30, 2016, compared to 2.41 to 1.00 at September 30, 2015.

Inventory as of September 30, 2016 was $907.3 million, an increase of $22.1 million or growth of 2.5% from September 30, 2015 inventory of $885.2 million.  This increase is primarily due to sales growth from new store openings and the introduction of new brands in Beauty Systems Group.

Business Segment Results:

Sally Beauty Supply

Fiscal 2016 Fourth Quarter Results for Sally Beauty

•                  Sales of $583.9 million, up 0.3% from $582.3 million in the fiscal 2015 fourth quarter.  The unfavorable impact of foreign currency exchange on net sales was $11.8 million, or 2.0% of sales.

•                  Same store sales grew 0.8% versus 1.8% growth in the fiscal 2015 fourth quarter.

•                  Gross margin of 55.0%, a 40 basis point increase from 54.6% in the fiscal 2015 fourth quarter.

•                  Segment operating earnings of $96.9 million, down 0.9% from $97.9 million in the fiscal 2015 fourth quarter.  Segment operating margins declined 20 basis points to 16.6% of sales from 16.8% of sales in the fiscal 2015 fourth quarter.

Sales growth in the fiscal 2016 fourth quarter was driven by new store openings and same store sales growth.  This growth was offset by the unfavorable impact of foreign currency exchange of $11.8 million, or 2.0% of sales.  Gross profit margin in the quarter was up as a result of selective price increases in certain geographical areas of the U.S.

Fiscal 2016 Results for Sally Beauty Supply

•                  Sales of $2.36 billion, up 1.5% over fiscal year 2015.  The unfavorable impact of foreign currency exchange was $45.7 million, or 2.0% of sales.

•                  Same store sales grew 1.7%, flat when compared to fiscal year 2015.

•                  Gross margin of 55.2% was up 40 basis points when compared to fiscal 2015.

•                  Segment operating earnings of $409.8 million, down 0.6% from $412.4 million in fiscal 2015. Segment operating margins decreased 40 basis points to 17.3% of sales from 17.7% in fiscal 2015.

•                  Net store base increased by 108 or 2.9% for total store count of 3,781.  Store growth in the U.S. business was 1.7% while store growth in the international business was 7.0%.

Sales growth in fiscal 2016 was driven by same store sales growth and new store openings.  This growth was offset by the impact of unfavorable foreign currency exchange of $45.7 million, or 2.0% of sales.  Gross profit margin in the year was up as a result of selective price increases in certain geographical areas of the U.S.

Beauty Systems Group

Fiscal 2016 Fourth Quarter Results for Beauty Systems Group

•                  Sales of $392.5 million, up 2.8% from $381.9 million in the fiscal 2015 fourth quarter.  The impact of unfavorable foreign currency exchange on net sales was $0.9 million, or 20 basis points of sales.

•                  Same store sales growth of 1.9% versus 7.4% in the fiscal 2015 fourth quarter.

•                  Gross margin of 41.3%, up 10 basis points when compared to the fiscal 2015 fourth quarter of 41.2%.

•                  Segment operating earnings of $61.9 million, up 7.0% from $57.9 million in the fiscal 2015 fourth quarter.

•                  Segment operating margins increased by 70 basis points to 15.8% of sales from 15.1% in the fiscal 2015 fourth quarter.

Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales, new store openings and the full service business. Growth in segment operating earnings and margin expansion was primarily due to favorable SG&A leverage and gross margin expansion.

Fiscal 2016 Results for Beauty Systems Group

•                  Sales of $1.59 billion, up 5.5% from $1.50 billion in fiscal 2015.  The unfavorable impact of foreign currency exchange on net sales was $10.7 million, or 70 basis points of sales.  Sales growth in the store business was 6.6% and sales growth in the full service business was 3.4%.

•                  Same store sales growth of 5.5% versus 5.7% in fiscal 2015.

•                  Gross margin of 41.5%, up 20 basis points from 41.3% in fiscal 2015.

•                  Segment operating earnings of $254.5 million, up 10.1% from $231.2 million in fiscal 2015.

•                  Segment operating margins increased to 16.0% of sales from 15.4% in fiscal 2015, a 60 basis point improvement.

•                  Net store base increased by 44 or 3.4% for total store count of 1,338, including 164 franchised locations.

•                  Total BSG distributor sales consultants at the end of fiscal 2016 were 936 versus 958 at the end of fiscal 2015.

Sales growth in fiscal year 2016 for the Beauty Systems Group was primarily due to growth in same store sales, the full service business and new store openings. This growth was partially offset by the unfavorable impact of foreign currency exchange of $10.7 million. Segment earnings growth is primarily due to gross margin expansion and favorable SG&A leverage.

Fiscal Year 2017 Outlook

•                  Consolidated same store sales growth for fiscal 2017 is expected to be approximately 3%.

•                  Consolidated gross profit margin expansion is expected to be in the range of 30 bps to 40 bps.

•                  Consolidated SG&A as a percent to sales, including unallocated expenses, is expected to be slightly down from fiscal 2016 GAAP metric of 34.6%.

•                  The effective tax rate for fiscal year 2017 is expected to be in the range of 37.5% to 38.5%.

•                  Capital expenditures for fiscal year 2017 are projected to be under $135 million.

•                  Consolidated organic store growth is expected to be in the range of 2.0% to 3.0%.

Executive Appointment

Donald T. Grimes has been appointed as Senior Vice President, Chief Financial Officer (CFO) and Chief Operations Officer (COO) effective December 12, 2016.  Don joins Sally Beauty Holdings from Neiman Marcus, a luxury retailer, where he was CFO and COO.  He was responsible for legal, treasury, financial planning and analysis, investor relations, accounting, distribution, real estate, loss prevention, customer care, credit and collections, internal audit and risk management. Prior to Neiman Marcus, he was with Wolverine Worldwide, Inc. as senior vice president, CFO from 2008 — 2015.

“After a thorough and deliberate search, we are thrilled to have Don join our team as CFO and COO,” said Chris Brickman, president and chief executive officer.  “Don is an accomplished executive with significant financial and operational expertise in the retail industry.  His broad experience will be an asset to us as we build upon our strategy and prioritize our opportunities for long-term growth.”

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-230-1074 (International: (612) 234-9960).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in to this conference call, the replay will be available at about 12:00 p.m. (Central) November 15, 2016 through November 26, 2016 by dialing 800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 405301.  Also, a website replay will be available on investor.sallybeautyholdings.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of 4.0 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 5,000 stores, including approximately 182 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, Peru, Colombia, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer up to 9,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, OPI and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: anticipating and effectively responding to changes in consumer and professional stylist preferences and buying trends in a timely manner; the success of our strategic initiatives, including our store refresh program and increased marketing efforts, to enhance the customer experience, attract new customers, drive brand awareness and improve customer loyalty; our ability to efficiently manage and control our costs and the success of our cost control plans; the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; the timing and acceptance of new product introductions; shifts in product mix sold during any period; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; our dependence upon manufacturers who have developed or could develop their own distribution businesses which compete directly with ours; the possibility of material interruptions in the supply of products by our third-party manufacturers or distributors or increases in the prices of products we purchase from our third-party manufacturers or distributors; products sold by us being found to be defective in labeling or content; compliance with current laws and regulations or becoming subject to additional or more stringent laws and regulations; the success of our e-commerce businesses; diversion of professional products sold by Beauty Systems Group to mass retailers or other unauthorized resellers; the operational and financial performance of our franchise-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; the success of our initiatives to expand into new geographies; the success of our existing stores, and our ability to increase sales at existing stores; opening and operating new stores profitably; the volume of traffic to our stores; the impact of the health of the economy upon our business; conducting business outside the United States; the impact of Britain’s vote to leave the European Union and related or other disruptive events in the European Union or other geographies in which we conduct business; rising labor and rental costs; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property rights of others; successfully updating and integrating our information technology systems; disruption in our information technology systems; a significant data security breach, including misappropriation of our customers’ or employees’ or suppliers’ confidential information, and the potential costs related thereto; the negative impact on our reputation and loss of confidence of our customers, suppliers and others arising from a significant data security breach; the costs and diversion of management’s attention required to investigate and remediate a data security breach and to continuously upgrade our information technology security systems to address evolving cyber-security threats; the ultimate determination of the extent or scope of the potential liabilities relating to our past or any future data security incidents; our ability to attract or retain highly skilled management and other personnel; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for our liquidity needs; our ability to execute and implement our common stock repurchase program; our substantial indebtedness; the possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2016, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA; (2) Adjusted net earnings, basic and diluted earnings per share; and (3) Adjusted SG&A expenses.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously disclosed data security incidents, management transition plan, executive separation expenses, asset impairment charges.

Adjusted Net Earnings, Basic and Diluted Earnings Per Share and SG&A Expenses — Adjusted net earnings, basic and diluted earnings per share and SG&A expenses are GAAP net earnings, earnings per share, diluted earnings per share and SG&A expenses that exclude costs related to the Company’s previously disclosed management transition plan, executive separation expenses, data security incidents and asset impairment charges and the loss on extinguishment of debt and overlapping interest expense for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures in the evaluation of our businesses and believe that these non-GAAP measures provide a meaningful measure to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Consolidated Statements of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations (Adjusted EBITDA)	C
Non-GAAP Financial Measures Reconciliations (Continued)	D, E
Store Count and Same Store Sales	F
Selected Financial Data and Debt	G

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2016	2015	% CHG	2016	2015	% CHG

Net sales	$976,358	$964,230	1.3%	$3,952,618	$3,834,343	3.1%
Cost of products sold and distribution expenses	492,917	488,919	0.8%	1,988,678	1,936,492	2.7%
Gross profit	483,441	475,311	1.7%	1,963,940	1,897,851	3.5%
Selling, general and administrative expenses (1)	345,489	330,855	4.4%	1,365,986	1,313,134	4.0%
Depreciation and amortization	27,133	25,223	7.6%	99,657	89,391	11.5%

Operating earnings	110,819	119,233	-7.1%	498,297	495,326	0.6%
Interest expense (2)	26,620	29,152	-8.7%	144,237	116,842	23.4%
Earnings before provision for income taxes	84,199	90,081	-6.5%	354,060	378,484	-6.5%
Provision for income taxes	31,578	33,901	-6.9%	131,118	143,397	-8.6%
Net earnings	$52,621	$56,180	-6.3%	$222,942	$235,087	-5.2%

Earnings per share:
Basic	$0.36	$0.36	0.0%	$1.51	$1.50	0.7%
Diluted	$0.36	$0.36	0.0%	$1.50	$1.49	0.7%

Weighted average shares:
Basic	145,504	154,725		147,179	156,353
Diluted	147,118	156,457		148,803	158,226

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	55.0%	54.6%	40	55.2%	54.8%	40
BSG Segment Gross Profit Margin	41.3%	41.2%	10	41.5%	41.3%	20
Consolidated Gross Profit Margin	49.5%	49.3%	20	49.7%	49.5%	20
Selling, general and administrative expenses	35.4%	34.3%	110	34.6%	34.2%	40
Consolidated Operating Profit Margin	11.4%	12.4%	(100)	12.6%	12.9%	(30)
Net Earnings Margin	5.4%	5.8%	(40)	5.6%	6.1%	(50)

Effective Tax Rate	37.5%	37.6%	(10)	37.0%	37.9%	(90)

(1)         For the three months ended September 30, 2016 and 2015, selling, general and administrative expenses include share-based compensation expense of $2.6 million and $3.3 million, respectively, and expenses incurred in connection with the data security incidents disclosed earlier of $12.0 million and $0.6 million (net of related insurance recovery), respectively. For the twelve months ended September 30, 2016 and 2015, selling, general and administrative expenses include share-based compensation expense of $12.6 million and $16.8 million, respectively, and expenses incurred in connection with the data security incidents disclosed earlier of $14.6 million and $5.6 million (net of related insurance recovery), respectively. In addition, for the three and twelve months ended September 30, 2016, selling, general and administrative expenses include $0.7 million of pre-tax expenses incurred in connection with the departure of our CFO in September 2016 and, for the twelve months ended September 30, 2016, $1.3 million of pre-tax expenses incurred in connection with management transition plans disclosed earlier.

(2)         For the twelve months ended September 30, 2016, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2016	2015	% CHG	2016	2015	% CHG
Net sales:
Sally Beauty Supply	$583,857	$582,301	0.3%	$2,364,531	$2,329,523	1.5%
Beauty Systems Group	392,501	381,929	2.8%	1,588,087	1,504,820	5.5%
Total net sales	$976,358	$964,230	1.3%	$3,952,618	$3,834,343	3.1%

Operating earnings:
Sally Beauty Supply (1)	$96,939	$97,860	-0.9%	$409,787	$412,393	-0.6%
Beauty Systems Group	61,887	57,862	7.0%	254,479	231,151	10.1%
Segment operating earnings	158,826	155,722	2.0%	664,266	643,544	3.2%

Unallocated expenses (2)	(45,437)	(33,177)	37.0%	(153,389)	(131,440)	16.7%
Share-based compensation	(2,570)	(3,312)	-22.4%	(12,580)	(16,778)	-25.0%
Interest expense (3)	(26,620)	(29,152)	-8.7%	(144,237)	(116,842)	23.4%
Earnings before provision for income taxes	$84,199	$90,081	-6.5%	$354,060	$378,484	-6.5%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	16.6%	16.8%	(20)	17.3%	17.7%	(40)
Beauty Systems Group	15.8%	15.1%	70	16.0%	15.4%	60
Consolidated operating profit margin	11.4%	12.4%	(100)	12.6%	12.9%	(30)

(1)         For the three and twelve months ended September 30, 2015, Sally Beauty Supply reflects $4.2 million and $5.3 million, respectively, in expenses resulting from a restructuring of the its operations in Germany. These amounts include $1.4 million reported in cost of products sold and distribution expenses for the three and twelve months ended September 30, 2015, with the remaining expenses reported in selling, general and administrative expenses.

(2)         Unallocated expenses consist of corporate and shared costs, and are included in selling, general and administrative expenses. For the three months ended September 30, 2016 and 2015, unallocated expenses include $12.0 million and $0.6 million (net of related insurance recovery), respectively, of expenses incurred in connection with the data security incidents disclosed earlier. For the twelve months ended September 30, 2016 and 2015, unallocated expenses include $14.6 million and $5.6 million (net of related insurance recovery), respectively, of expenses incurred in connection with such data security incidents. In addition, for the three and twelve months ended September 30, 2016, selling, general and administrative expenses include $0.7 million of pre-tax expenses incurred in connection with the departure of our CFO in September 2016 and, for the twelve months ended September 30, 2016, $1.3 million of pre-tax expenses incurred in connection with management transition plans disclosed earlier.

(3)         For the twelve months ended September 30, 2016, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2016	2015	% CHG	2016	2015	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$52,621	$56,180	-6.3%	$222,942	$235,087	-5.2%
Add:
Depreciation and amortization	27,133	25,223	7.6%	99,657	89,391	11.5%
Share-based compensation (1)	2,570	3,312	-22.4%	12,580	16,778	-25.0%
Loss from data security incidents (2)	11,995	604	1885.9%	14,615	5,564	162.7%
Management transition expenses (3)	—	—	0.0%	1,318	—	100.0%
Executive separation expenses (3)	679	—	100.0%	679	—	100.0%
Asset impairment charges (4)	—	4,190	-100.0%	571	5,307	-89.2%
Interest expense (5)	26,620	29,152	-8.7%	144,237	116,842	23.4%
Provision for income taxes	31,578	33,901	-6.9%	131,118	143,397	-8.6%
Adjusted EBITDA (Non-GAAP)	$153,196	$152,562	0.4%	$627,717	$612,366	2.5%

(1)         For the twelve months ended September 30, 2016 and 2015, share-based compensation includes $1.3 million and $4.8 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)         Results for the three months ended September 30, 2016 and 2015 reflect $12.0 million and $0.6 million (net of related insurance recovery), respectively, of pre-tax expenses incurred in connection with the data security incidents disclosed earlier. Results for the twelve months ended September 30, 2016 and 2015 reflect $14.6 million and $5.6 million (net of related insurance recovery), respectively, of pre-tax expenses incurred in connection with such data security incidents.

(3)         Results for the twelve months ended September 30, 2016 reflect $1.3 million of pre-tax expenses incurred in connection with the management transition plan disclosed earlier. In addition, results for the three and twelve months ended September 30, 2016, reflect $0.7 million of pre-tax expenses incurred in connection with the departure of our CFO in September 2016.

(4)         Results for the three and twelve months ended September 30, 2015, reflect $4.2 million and $5.3 million, respectively, in pre-tax expenses resulting from a restructuring of the Company’s operations in Germany. These amounts include $1.4 million reported in cost of products sold and distribution expenses for the three and twelve months ended September 30, 2015, with the remaining expenses reported in selling, general and administrative expenses.

(5)         For the twelve months ended September 30, 2016, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2016
	As Reported	Executive Separation Expenses (1)	Charges from Data Security Incidents (2)	As Adjusted (Non-GAAP)

Consolidated Gross Profit	$483,441			$483,441
Consolidated Gross Profit margin	49.5%			49.5%
Selling, general and administrative expenses	345,489	$(679)	$(11,995)	332,815
SG&A expenses, as a percentage of sales	35.4%			34.1%
Operating earnings	110,819	679	11,995	123,493
Operating Profit Margin	11.4%			12.6%
Earnings before provision for income taxes	84,199	679	11,995	96,873
Provision for income taxes (4)	31,578	258	4,558	36,394
Net earnings	$52,621	$421	$7,437	$60,479

Earnings per share:
Basic	$0.36	$0.003	$0.05	$0.42
Diluted	$0.36	$0.003	$0.05	$0.41

	Three Months Ended September 30, 2015
	As Reported	Charges from Data Security Incidents (2)	Asset Impairment Charges (3)	As Adjusted (Non-GAAP)

Consolidated Gross Profit	$475,311		$1,404	$476,715
Consolidated Gross Profit margin	49.3%			49.4%
Selling, general and administrative expenses	330,855	$(604)	(2,786)	327,465
SG&A expenses, as a percentage of sales	34.3%			34.0%
Operating earnings	119,233	604	4,190	124,027
Operating Profit Margin	12.4%			12.9%
Earnings before provision for income taxes	90,081	604	4,190	94,875
Provision for income taxes (4)	33,901	223	1,550	35,674
Net earnings	$56,180	$381	$2,640	$59,201

Earnings per share:
Basic	$0.36	$0.00	$0.02	$0.38
Diluted	$0.36	$0.00	$0.02	$0.38

(1)         For the three months ended September 30, 2016, selling, general and administrative expenses include $0.7 million of expenses incurred in connection with the departure of our CFO in September 2016.

(2)         For the three months ended September 30, 2016 and 2015, selling, general and administrative expenses include $12.0 million and $0.6 million (net of related insurance recovery), respectively, of expenses incurred in connection with the data security incidents disclosed earlier.

(3)         Results for the three months ended September 30, 2015 reflect $4.2 million in expenses resulting from a restructuring of the Company’s operations in Germany. This amount includes $1.4 million reported in cost of products sold and distribution expenses, with the remaining expenses reported in selling, general and administrative expenses.

(4)         The tax provision associated with the adjustments to net earnings was calculated using an effective tax rate of 38.0% and 37.0% for the three months ended September 30, 2016 and 2015, respectively.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Twelve Months Ended September 30, 2016
	As Reported	Loss on Extinguishment of Debt (1)	Overlapping Interest Expense (1)	Management Transition Expenses (2)	Executive Separation Expenses (2)	Charges from Data Security Incidents (3)	Asset Impairment Charges (4)	As Adjusted (Non- GAAP)

Consolidated Gross Profit	$1,963,940							$1,963,940
Consolidated Gross Profit margin	49.7%							49.7%
Selling, general and administrative expenses	1,365,986			$(1,318)	$(679)	$(14,615)	$(571)	1,348,803
SG&A expenses, as a percentage of sales	34.6%							34.1%
Operating earnings	498,297			1,318	679	14,615	571	515,480
Operating Profit Margin	12.6%							13.0%
Earnings before provision for income taxes	354,060	$33,296	$2,148	1,318	679	14,615	571	406,687
Provision for income taxes (5)	131,118	12,652	816	501	258	5,554	217	151,116
Net earnings	$222,942	$20,644	$1,332	$817	$421	$9,061	$354	$255,571

Earnings per share:
Basic	$1.515	$0.14	$0.01	$0.01	$0.003	$0.06	$0.002	$1.74
Diluted	$1.498	$0.14	$0.01	$0.01	$0.003	$0.06	$0.002	$1.72

	Twelve Months Ended September 30, 2015
	As Reported	Charges from Data Security Incidents (3)	Asset Impairment Charges (4)	As Adjusted (Non- GAAP)

Consolidated Gross Profit	$1,897,851		$1,404	$1,899,255
Consolidated Gross Profit margin	49.5%			49.5%
Selling, general and administrative expenses	1,313,134	$(5,564)	(3,903)	1,303,667
SG&A expenses, as a percentage of sales	34.2%			34.0%
Operating earnings	495,326	5,564	5,307	506,197
Operating Profit Margin	12.9%			13.2%
Earnings before provision for income taxes	378,484	5,564	5,307	389,355
Provision for income taxes (5)	143,397	2,059	1,964	147,420
Net earnings	$235,087	$3,505	$3,343	$241,935

Earnings per share:
Basic	$1.504	$0.022	$0.021	$1.55
Diluted	$1.486	$0.022	$0.021	$1.53

(1)             For the twelve months ended September 30, 2016, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019 and interest in the amount of $2.1 million on such senior notes after December 3, 2015 and until their redemption, as well as interest on the Company’s senior notes due 2025 issued on December 3. This pro-forma adjustment assumes the senior notes due 2019 were redeemed on December 3, 2015.

(2)             For the twelve months ended September 30, 2016, selling, general and administrative expenses include $1.3 million of expenses incurred in connection with management transition plans disclosed earlier and $0.7 million of expenses incurred in connection with the departure of our CFO in September 2016.

(3)             For the twelve months ended September 30, 2016 and 2015, selling, general and administrative expenses include $14.6 million and $5.6 million (net of related insurance recovery), respectively, of expenses incurred in connection with the data security incidents.

(4)             Results for the twelve months ended September 30, 2016, selling, general and administrative expenses reflect an intangible asset impairment charge of $0.6 million. Results for the twelve months ended September 30, 2015 reflect $5.3 million in expenses resulting from a restructuring of the Company’s operations in Germany. This amount includes $1.4 million reported in cost of products sold and distribution expenses, with the remaining expenses reported in selling, general and administrative expenses.

(5)             The tax provision associated with the adjustments to net earnings was calculated using an effective tax rate of 38.0% and 37.0% for the twelve months ended September 30, 2016 and 2015, respectively.

Supplemental Schedule F

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of September 30,
	2016	2015	CHG

Number of stores (at end of period):
Sally Beauty Supply:
Company-operated stores	3,763	3,655	108
Franchise stores	18	18	—
Total Sally Beauty Supply	3,781	3,673	108
Beauty Systems Group:
Company-operated stores	1,174	1,137	37
Franchise stores	164	157	7
Total Beauty System Group	1,338	1,294	44
Total	5,119	4,967	152

BSG distributor sales consultants (end of period) (1)	936	958	(22)

	2016	2015	Basis Pt Chg
Fourth quarter company-operated same store sales growth (2)
Sally Beauty Supply	0.8%	1.8%	(100)
Beauty Systems Group	1.9%	7.4%	(550)
Consolidated	1.2%	3.5%	(230)

Twelve months ended September 30 company-operated same store sales growth (2)
Sally Beauty Supply	1.7%	1.7%	0
Beauty Systems Group	5.5%	5.7%	(20)
Consolidated	2.9%	2.9%	0

(1)         Includes 311 and 318 distributor sales consultants as reported by our franchisees at September 30, 2016 and 2015, respectively.

(2)         For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule G

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	As of September 30,
	2016	2015
Financial condition information (at period end):
Working capital	$684,162	$695,403
Cash and cash equivalents	86,622	140,038
Property and equipment, net	319,558	270,847
Total assets	2,132,063	2,094,351
Total debt, including capital leases (1)	1,784,010	1,787,594
Total stockholders’ (deficit) equity	$(276,166)	$(297,821)

	As of September 30, 2016	Interest Rates (2)
Debt position, excluding capital leases:
Revolving ABL facility	$—	(i) Prime + 0.50-0.75% or (ii) LIBOR + 1.50-1.75%
Senior notes due 2022	850,000	5.750%
Senior notes due 2023	200,000	5.500%
Senior notes due 2025	750,000	5.625%
Total debt, excluding capital leases (3)	$1,800,000

Debt maturities, excluding capital leases:
Twelve months ending September 30,
2017-2021	$—
Thereafter	1,800,000
Total debt, excluding capital leases (3)	$1,800,000

(1)         Total debt, including capital leases, is net of unamortized debt issuance costs of $23.7 million and $21.8 million at September 30, 2016 and 2015, respectively.

(2)         Interest rates shown represent the coupon or contractual rates related to each indebtedness.

(3)         Amounts do not include capital lease obligations of $2.1 million, unamortized premium of $5.6 million related to senior notes due 2022 in an aggregate principal amount of $150.0 million, or unamortized debt issuance costs in the aggregate amount of $23.7 million in connection with the senior notes due 2022, 2023 and 2025.